Exhibit 99.1

Acer Therapeutics Announces University of North Carolina Receives Department of Defense Grant to Support the Proposed Investigator Sponsored OASIS Trial of ACER-801 (Osanetant) to Reduce the Frequency and Severity of Post-Traumatic Stress Disorder

$3 million awarded to University of North Carolina (UNC) to support a proposed 180-patient, randomized, placebo-controlled trial in trauma patients

Proposed investigator sponsored trial to evaluate the potential for ACER-801 to reduce the frequency and severity of acute stress disorder and post-traumatic stress disorder (PTSD)

Up to 20% of people who have experienced a traumatic event will develop PTSD1 leading to over 12 million adults in the US suffering from PTSD during a given year2

NEWTON, MA -- October 6, 2022 –Acer Therapeutics Inc. (Nasdaq: ACER), a clinical stage pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced that the University of North Carolina (UNC) Institute for Trauma Recovery has been awarded a $3 million grant from the Department of Defense (DoD) to investigate the potential of ACER-801 (osanetant) to reduce the frequency and severity of acute stress disorder and post-traumatic stress disorder (PTSD). Acute stress disorder refers to the body’s immediate response to trauma, whereas PTSD is the long-term effects of trauma.

“Historically, we have been able to provide emergency care to address immediate and long-term problems after visible wounds using tools such as sutures and antibiotics. However, we still have nothing to offer trauma survivors, whether in the emergency department or on the battlefield immediately after trauma, to prevent the development of ‘invisible wounds’,” said Samuel McLean, MD, Professor at UNC School of Medicine, and lead principal investigator of the proposed study. Dr. McLean continued, “We need to investigate potential treatments like ACER-801 in an effort to better address these challenges.”

The proposed Osanetant After Stress to Increase recovery Success (OASIS) trial will examine the safety and efficacy of ACER-801 to reduce acute stress response symptoms, post-traumatic stress disorder symptoms and behavioral changes among patients presenting to the emergency department after a motor vehicle collision. It is intended to enroll a total of 180 subjects who will be randomized in the emergency department, to receive a low or high dose of ACER-801 or placebo in the emergency department and be discharged with a two-week supply of study drug. Participating sites would include Washington University in St. Louis, University of Massachusetts Chan Medical School, Rhode Island Hospital, University of Florida College of Medicine – Jacksonville, and Indiana University School of Medicine.

Initiation of patient enrollment in the proposed investigator sponsored OASIS trial is anticipated in the first half of 2023, subject to Investigational New Drug (IND) application filing and US Food and Drug Administration (FDA) clearance.

The OASIS trial will build upon a foundation of knowledge and infrastructure developed through the UNC-led, $40 million AURORA initiative. The AURORA study is a major national research initiative to improve the understanding, prevention, and recovery of individuals who have experienced a traumatic event. AURORA is supported by funding from NIH, One Mind, private foundations, and partnerships with leading tech companies such as Mindstrong Health and Verily Life Sciences, the health care arm of Google’s parent company Alphabet.

“We are proud to be partnering with a leading academic institution in the field of trauma recovery as we seek to explore ACER-801 as a treatment option to reduce the frequency and severity of PTSD. Leveraging the support from the AURORA initiative allows Acer and UNC to streamline trial efficiency, reduce costs and increase trial power through enriching the target patient population, while utilizing the Department of Defense’s non-dilutive capital to primarily fund OASIS,” said Adrian Quartel, MD, FFPM, Chief Medical Officer of Acer. “The data from thousands of motor vehicle collisions collected through the AURORA initiative should allow us to better predict the correlation of the emergence of acute stress disorder or PTSD symptoms following a motor vehicle collision. We look forward to the planned OASIS trial following IND filing and FDA clearance.”

Added Brandon Staglin, President of One Mind “We are thrilled to see how our funding to the AURORA initiative over the last five years is accelerating further advancements such as the OASIS Trial. The targeted outcomes of the OASIS Trial are the types of results that One Mind supports and of incredible value to anyone who experiences trauma and traumatic stress.”

Acute and chronic stress disorders can affect both civilian and military populations. According to the National Center for PTSD, in the US about 60% of men and 50% of women experience at least one trauma in their lives.2 In the US alone, one-third of emergency department visits (40-50 million patients per year) are for evaluation after trauma exposures, and in a 2014 study involving 3,157 US veterans, 87% reported exposure to at least one potentially traumatic event during their service.3 Moreover, as many as 500,000 US troops who served in wars between 2001 and 2015 were diagnosed with PTSD.4

Rationale for ACER-801 (osanetant) Evaluation in Post-Traumatic Stress Disorder.

The Tacr3 gene encodes tachykinin receptor 3 (NK3R), which belongs to the tachykinin receptor family. This family of proteins includes typical G protein-coupled receptors and belongs to the rhodopsin subfamily. NK3R functions by binding to its high-affinity ligand, Neurokinin B (NKB), which is encoded by the Tac3 (human) gene. The role of NKB-NK3R in growth and reproduction has been extensively studied, but NKB-NK3R is also widely expressed in the nervous system from the spinal cord to the brain and is involved in both physiological and pathological processes in the nervous system.5  In animal models, Tac2 (mice) mRNA levels are rapidly up-regulated during fear consolidation 30 minutes after fear conditioning, and subsequent NKB-NK3R activation can lead to over stress sensitization and the consolidation of fear,6 and treatment with osanetant has been shown to block a critical fear/stress sensitization step in the brain.7,8,9 An effective therapeutic to reduce acute and persistent/long-term psychological and somatic symptoms would fulfill a large unmet need.

About Acer Therapeutics

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four investigational programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS) and post-traumatic stress disorder (PTSD); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, Zika, dengue, Ebola and COVID-19. For more information, visit www.acertx.com.

References

1.	Sidran Institute. Traumatic Stress Education & Advocacy Fact Sheet.
2.	National Center for PTSD. How Common is PTSD in Adults?
3.

Wisco et al. 2014 J Clin Psychiatry.  Posttraumatic stress disorder in the US veteran population: results from the National Health and Resilience in Veterans Study. J Clin Psychiatry . 2014 Dec;75(12):1338-46

4.	Thompson 2015. Unlocking the secrets of PTSD. Time 2015;185:40–43
5.	Zhang et al. ACS Chemical Neuroscience 2020 11 (19), 2935-2943
6.	Al Abed et. Al, Biological Psychiatry 2021
7.	Andero R, Dias BG, Ressler KJ. A role for Tac2, NkB, and Nk3 receptor in normal and dysregulated fear memory consolidation. Neuron. 2014;83(2):444-454
8.	Andero R, Daniel S, Guo JD, et al. Amygdala-Dependent Molecular Mechanisms of the Tac2 Pathway in Fear Learning. Neuropsychopharmacology. 2016;41(11):2714-2722
9.	Zelikowsky M, Ding K, Anderson DJ. Neuropeptidergic Control of an Internal Brain State Produced by Prolonged Social Isolation Stress. Cold Spring Harb Symp Quant Biol. 2018;83:97-103

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, statements about the role we believe ACER-801 could play in reducing the frequency and severity of PTSD, the planned clinical evaluation of ACER-801 for such indication, plans with respect to the OASIS trial, including enrollment, timing and participants, and the continued development of ACER-801 for treatment of iVMS. Our pipeline products (including ACER-801) are under investigation and their safety and efficacy have not been established and there is no guarantee that any of our investigational products in development will receive health authority approval or become commercially available for the uses being investigated. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the availability of financing to fund our pipeline product development programs and general corporate operations as well as risks related to drug development and the regulatory approval process, including the timing and requirements of regulatory actions. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You may access these documents for no charge at http://www.sec.gov.

Acer Contacts

Corporate contact:

Jim DeNike

Acer Therapeutics Inc.

jdenike@acertx.com

+1-844-902-6100

Investor contact:

Nick Colangelo

Gilmartin Group

nick@gilmartinIR.com

+1-332-895-3226

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